UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): July 13, 2022

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-36033	98-1226638
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104

(650) 808-6000

(Addresses, including zip code, and telephone number, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary Share $0.00001 Par Value	TBPH	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2022, Theravance Biopharma, Inc., a Cayman Islands exempted company (“TBPH”), entered into an Equity Purchase and Funding Agreement (including the schedules and exhibits thereto, the “Purchase Agreement”) with Royalty Pharma Investments 2019 ICAV (“Royalty Pharma”), an Irish collective asset-management vehicle, pursuant to which TBPH agreed to sell, assign, transfer, convey and deliver, or cause its wholly owned subsidiaries, Theravance Biopharma US Holdings, Inc., a Delaware corporation (“Theravance Holdings”), and Triple Royalty Sub II LLC, a Delaware limited liability company (“Triple II”), to sell, assign, transfer, convey and deliver, 2,125 Class B Units and 6,375 Class C Units, respectively, of Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”), to Royalty Pharma (the “TBPH Equity Sale”, and collectively with the other transactions contemplated by the Purchase Agreement, the “Transaction”), which includes the right to receive 85% of the royalty payments on worldwide net sales of Assigned Collaboration Products (as defined in the Purchase Agreement) pursuant to the terms of that certain Collaboration Agreement, dated as November 14, 2002, by and between Innoviva, Inc. (formerly known as Theravance, Inc.), a Delaware corporation (“Innoviva”), and Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”) (as amended, the “Collaboration Agreement”).

Under the terms of the Purchase Agreement, at the closing of the Transaction (the “Closing”), Royalty Pharma will pay TBPH approximately $1.1 billion in cash (the “Closing Payment”). In consideration for the Closing Payment, from and after January 1, 2023, for any calendar year starting with the year ending December 31, 2023 and ending with the year December 31, 2026, upon certain milestone minimum royalty amounts for the Assigned Collaboration Products being met, Royalty Pharma is obligated to make certain cash payments to TBPH (the “Milestone Payments”), which are not to exceed $250.0 million in the aggregate. Additionally, TBPH will receive from Royalty Pharma 85% of the royalty payments on the Assigned Collaboration Products payable (a) on and after January 1, 2031, for sales or other activities related to the Assigned Collaboration Products in the U.S., and (b) on and after July 1, 2029, for sales or other activities related to the Assigned Collaboration Products outside of the U.S.

Further, Royalty Pharma will pay TBPH $25.0 million at the Closing and an additional $15.0 million upon the first regulatory approval of any pharmaceutical product that contains Ampreloxetine as an active pharmaceutical ingredient by either (a) the U.S. Food and Drug Administration (the “FDA”) or (b) the first of (i) the European Medicines Agency or (ii) all four of Germany, France, Italy and Spain, for an aggregate price not to exceed $40.0 million (the “Ampreloxetine Purchase Price”). In exchange for the Ampreloxetine Purchase Price, TBPH will make quarterly royalty payments to Royalty Pharma equal to the amount of Ampreloxetine Net Sales (as defined in the Purchase Agreement) recognized during the applicable quarter multiplied by 2.5% for the first $500.0 million in Ampreloxetine Net Sales and 4.5% for Ampreloxetine Net Sales in excess of $500.0 million. These royalty payments from TBPH to Royalty Pharma will continue until, on a country by country and product by product basis, the later of (a) the expiration of all valid and enforceable claims of any patent, or pending claim of a good faith patent application during the five (5) years from the initial filing of such application, that cover the applicable Ampreloxetine product or the manufacture or use thereof in the applicable country and (b) the expiration of regulatory exclusivity granted by the FDA or equivalent organization in the applicable country.

The Purchase Agreement contains customary representations and warranties of TBPH and Royalty Pharma, including with respect to organization, authorization, intellectual property matters and tax matters, and certain covenants with respect to confidentiality, taxes and actions and conduct relating to preservation of TRC prior to the Closing. TBPH and Royalty Pharma will each indemnify the other against damages arising from breaches of representations, warranties and covenants under the Purchase Agreement. The completion of the Transaction is subject to legality, compliance by the parties with the covenants set forth in the Purchase Agreement and the redemption of the 9.5% Fixed Rate Term Notes due on or before 2035 issued by Triple II.

The Purchase Agreement may be terminated at any time prior to the Closing date by mutual written consent of the parties or by either party if the transactions contemplated by the Purchase Agreement have not been consummated on or before the date that is thirty (30) business days from the date of the Purchase Agreement.

In connection with the Transaction, on July 13, 2022, TBPH, GSK and Royalty Pharma entered into a Master Consent (the “Master Consent”) whereby, among other things, GSK has consented and agreed to the TBPH Equity Sale and the grant of certain covenants and agreements as set forth in the Purchase Agreement, subject to the Closing occurring. Pursuant to the Master Consent and effective upon the Closing, each of TBPH, GSK, TRC, Innoviva and Royalty Pharma, as applicable, have agreed to (a) terminate (i) the Strategic Alliance Agreement, dated as of March 30, 2004, by and between Innoviva and GSK, as amended, and (ii) the Master Agreement, dated as of March 3, 2014, by and among Innoviva, TBPH and GSK, and (b) amend (i) the Extension Agreement, dated as of March 3, 2014, by and between TBPH and GSK, (ii) the Collaboration Agreement and (iii) the Limited Liability Company Agreement of TRC.

Additionally, in connection with the Transaction, on July 13, 2022, Innoviva, Innoviva TRC Holdings LLC, a Delaware limited liability company, Royalty Pharma, TRC, TBPH, Theravance Holdings and Triple II entered into a Release Agreement (the “Release Agreement”) whereby, effective upon the Closing, among other things, each party to the Release Agreement released the other parties thereto for claims relating to TRC or the ownership of TRC by TBPH or Innoviva prior to the Closing, and TBPH consented to the transfer of Innoviva’s interests in TRC to Royalty Pharma and the distribution of the investments held by TRC to Innoviva, subject to the terms and conditions therein.

The foregoing description of the Purchase Agreement, Master Consent, Release Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 2.1 hereto, the Master Consent, which is attached as Exhibit 10.1 hereto, and the Release Agreement, which is attached as Exhibit 10.2 hereto, and is each incorporated into this Current Report on Form 8-K by reference. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Purchase Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Purchase Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by TBPH’s stockholders. In reviewing the representations, warranties and covenants contained in the Purchase Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the Purchase Agreement to be characterizations of the actual state of facts or conditions of TBPH. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that TBPH publicly files with the U.S. Securities and Exchange Commission. TBPH acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Item 8.01.	Other Events.

Effective June 6, 2022, TBPH subleased approximately 78,000 square feet of our South San Francisco office and laboratory space. TBPH expects the sublease to result in approximately $52.7 million cumulative, or approximately $6.7 million annually, in cash savings through May 2030. In addition, on May 9, 2022, TBPH assigned the lease to its previous offices in Dublin, Ireland and entered into a new lease for smaller offices, which TBPH expects will result in approximately $1.4 million cumulative, or approximately $0.3 million annually, in cash savings through March 2027. A full accounting and description of the impact of these changes on TBPH's balance sheet will be provided in TBPH's quarterly report for the period ended June 30, 2022.

The cash savings described herein do not impact the TBPH financial guidance as TBPH planned to sublease office and laboratory space in connection with its 2021 restructuring.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1*	Equity Purchase and Funding Agreement, dated as of July 13, 2022, by and between Theravance Biopharma, Inc. and Royalty Pharma Investments 2019 ICAV.
10.1	Master Consent, dated as of July 13, 2022, by and among Glaxo Group Limited, Theravance Biopharma, Inc. and Royalty Pharma Investments 2019 ICAV.
10.2*	Release Agreement, dated as of July 13, 2022, by and among Innoviva, Inc., Innoviva TRC Holdings LLC, Royalty Pharma Investments 2019 ICAV, Theravance Respiratory Company, LLC, Theravance Biopharma, Inc., Theravance Biopharma US Holdings, Inc. and Triple Royalty Sub II LLC.
104	Inline XBRL for the cover page of this Current Report on Form 8-K.

*	Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(2)(ii), as applicable, of Regulation S-K. The registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 13, 2022	THERAVANCE BIOPHARMA, INC.

	By	/s/ Andrew Hindman
Andrew Hindman
Senior Vice President and Chief Financial Officer